Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Celsius Holdings, Inc.

We consent to the incorporation by reference in the registration statements (No.333-150334 and No. 333-161356) on Form S-8 of Celsius Holdings, Inc. and Subsidiaries of our report dated March 5, 2010, with respect to the consolidated balance sheets of Celsius Holdings, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows for the years ended December 31, 2009 and 2008, which report appears in the December 31, 2009 annual report on Form 10-K of Celsius Holdings, Inc. and Subsidiaries.

Boca Raton, Florida March 10, 2010	/s/ Sherb & Co., LLP Certified Public Accountants